SCHEDULE 14A INFORMATION
                           -------------------------

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )
              ----------------------------------------------------


Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[X]   Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12


                         CALIFORNIA INDEPENDENT BANCORP
                (Name of Registrant as Specified In Its Charter)

     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the
          filing  fee  is   calculated   and  state  how  it  was   determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid
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
Press Release Dated August 12, 2003

                                                         [Humboldt Bancorp Logo]



           Humboldt Bancorp to acquire California Independent Bancorp
           ----------------------------------------------------------


Roseville, CA, and Yuba, CA, August 12, 2003 (PRNewswire) - Humboldt Bancorp (NASDAQ: HBEK) and California Independent Bancorp (NASDAQ: CIBN) today jointly announced that they have entered into a definitive agreement pursuant to which Humboldt will acquire California Independent, the holding company for Feather River State Bank, based in Yuba City, California, in a transaction valued at approximately $80 million.

Feather River State Bank, founded in 1976, had total assets of $378 million as of June 30, 2003. The markets served by Feather River State Bank are among the fastest growing in the state and include nine branches in Sutter, Yuba, Colusa, Yolo and Placer counties. It ranks third in deposit market share in Yuba and Colusa counties, with a 20% and 24% respective market share, and holds the number four position in Sutter County, with a 16% market share.

"This transaction allows us to fill a big void between our Roseville and Chico locations with a solid community-oriented bank that shares our values," remarked Robert M. Daugherty, President & Chief Executive Officer of Humboldt Bancorp. "With our exit from the merchant bankcard business, our focus is on building and improving the profitability of our community bank franchise. We believe this merger with California Independent is a unique opportunity that will benefit customers and shareholders of both our companies and is an important step forward in creating the premier community bank in Northern California."

John Jelavich, President & Chief Executive Officer of California Independent Bancorp and Feather River State Bank, added "We believe that this combination of financial institutions realizes value for our shareholders that would be difficult to achieve if we remained independent. With similar cultures and relationship-oriented community bank focus, this merger creates an opportunity to offer enhanced products and services, plus expand lending capabilities, which should benefit our customers and provide for future growth."

Upon completion of the merger, Humboldt will have approximately $1.5 billion in assets and operate 26 branches throughout northern California. The boards of both companies have approved the transaction, which is subject to regulatory and shareholder approvals, as well as other customary conditions of closing. Completion is expected during the first quarter of 2004.


The transaction is valued at approximately $80 million, or $35.50 per California Independent share. California Independent shareholders may elect to exchange each share held for cash or stock, although elections may be subject to proration if the results of all shareholders' elections differ from Humboldt's targeted stock-cash split of 60%-40%. The aggregate cash consideration will be approximately $32 million, or 40% of the total consideration, and a total of approximately 3.28 million shares of Humboldt common stock will be issued, representing 60% of the total consideration.

The consideration California Independent shareholders will be entitled to receive in exchange for their shares will depend on the average price of Humboldt common stock during a defined 20-trading day period prior to closing. If the average closing price of Humboldt common stock during the defined period is greater than $14.12 and less than $15.30 per share, a California Independent shareholder will be entitled to receive, in exchange for a California Independent share, $35.50 in cash or a number of shares of Humboldt common stock with a value of $35.50 based on the Humboldt average closing price during the defined period. If the average closing price of Humboldt common stock during the defined period is $14.12 or lower, then a California Independent shareholder will be entitled to receive, in exchange for a California Independent share, cash in an amount, or a number of shares of Humboldt common stock with a value, based on Humboldt's average closing price, equal to the sum of $14.20 and the value of 1.5085 shares of Humboldt common stock based on Humboldt's average closing price, which sum will be less than $35.50. However, if the average price of Humboldt common stock declines disproportionately on an absolute basis and compared to the Nasdaq Bank Index, Humboldt may adjust the consideration a California Independent shareholder would be entitled to receive and, if it does not, California Independent may elect to terminate the merger agreement. If the average closing price of Humboldt common stock during the defined period is $15.30 or higher, a California Independent shareholder will be entitled to receive, in exchange for a California Independent share, cash in an amount, or a number of shares of Humboldt common stock with a value, based on Humboldt's average closing price, equal to the sum of $14.20 and the value of 1.3922 shares of Humboldt common stock based on Humboldt's average closing price, which sum will be more than $35.50. Accordingly, the final percentage of the aggregate stock consideration may vary slightly above or below 60% of the total.

HBEK-CIBN Merger Announcement Release
August 12, 2003
Page 2


The companies anticipate that the transaction will qualify as a tax-free reorganization, and in general, expect that California Independent shareholders will not recognize income to the extent they exchange all of their California Independent stock for Humboldt stock and do not receive cash in lieu of any fractional shares, although shareholders should consult their own tax advisors for the consequences of the merger to them.

Humboldt expects the transaction to be accretive to GAAP earnings per share within the first year after completion, excluding the impact of merger-related expenses. Humboldt expects to recognize approximately $2 million in non-recurring charges related to the transaction and integration, most of which will be recognized during the quarter in which the transaction is completed. After completion of the holding company merger, Feather River State Bank will be merged into and operated as a division of Humboldt Bank, retaining its local brand identity.

Subject to fiduciary duties under applicable law, Humboldt expects to appoint three California Independent directors to the Humboldt board at the time of closing and to cause them to be nominated for election at Humboldt's next annual meeting of shareholders. Humboldt anticipates that three current Humboldt directors will resign effective as of the closing of the transaction. The remaining California Independent directors will be asked to join a newly-formed regional advisory board for the markets served by Feather River State Bank. John Jelavich, President & Chief Executive Officer of California Independent, will retire after completion of the transaction.

Keefe, Bruyette & Woods, Inc. served as the financial advisor for Humboldt and Sandler O'Neill & Partners, LP served as financial advisor for California Independent.

Humboldt Bancorp will conduct a conference call today at 8:00 a.m. PDT to discuss the acquisition of California Independent Bancorp. The phone number is
800.706.6525 and the pass code is HBEK. The presentation slides will be available on the internet at www.humboldtbancorp.com. Click on "Investor Information" and "Presentations." A re-broadcast of the conference call will be available later today at 800.839.0860 with pass code 1161.

Humboldt Bancorp had total assets of $1.1 billion as of June 30, 2003. Through its principal operating subsidiary, Humboldt Bank, it offers business and consumer banking services at 19 locations, including its Tehama Bank and Capitol Valley Bank divisions. For additional information, visit www.humboldtbancorp.com.



This news  release  includes  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Humboldt and California Independent intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe the companies' expectations regarding future events and developments, including Humboldt's ability to achieve expected financial results from a merger with California Independent Bancorp. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition, discussions about risks and uncertainties are set forth from time to time in the companies' publicly available Securities and Exchange Commission filings. The companies undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

The foregoing may be deemed to be offering materials of Humboldt and California Independent in connection with Humboldt's proposed acquisition of California Independent, on the terms and subject to the conditions in the Agreement and Plan of Merger, dated August 11, 2003, between Humboldt and California Independent. This disclosure is being made in connection with Regulation of Takeovers and Security Holder Communications (Release Nos. 33-7760 and 34-42055) adopted by the Securities and Exchange Commission ("SEC"). Humboldt and California Independent shareholders and other investors are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which Humboldt will file with the SEC in connection with the proposed merger, because it will contain important information about Humboldt, California Independent, the merger and related matters. Humboldt and its directors and executive officers and California Independent and its directors and executive officers may be deemed to be participants in Humboldt's and California Independent's solicitation of proxies from Humboldt shareholders and California Independent's shareholders in connection with the proposed merger. Information regarding the participants and their security holdings can be found in each of Humboldt's and California Independent's most recent proxy statements filed with the SEC, which are available from the SEC and the respective companies as described below, and the joint proxy statement/prospectus when it is filed with the SEC. After it is filed with the SEC, the joint proxy statement/prospectus will be available for free, both on the SEC web site (http://www.sec.gov) and from Humboldt and California Independent as follows:

HBEK-CIBN Merger Announcement Release
August 12, 2003
Page 3


                                    Patrick J. Rusnak
                                    Chief Financial Officer
                                    Humboldt Bancorp
                                    2998 Douglas Boulevard, Suite 330
                                    Roseville, CA  95661
                                    prusnak@humboldtbancorp.com


                                    Kevin Watson
                                    Chief Financial Officer
                                    California Independent Bancorp
                                    1227 Bridge Street, Suite C
                                    Yuba City, CA 95991
                                    kevinw@frsb.com


In addition to the proposed registration statement and joint proxy statement/prospectus, Humboldt and California Independent file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by either company at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Humboldt and California Independent filings with the SEC are also available to the public from commercial document-retrieval services and on the SEC's web site at http://www.sec.gov.



Contacts:

Humboldt Bancorp
Robert M. Daugherty
President & Chief Executive Officer
916.783.2813
bdaugherty@humboldtbancorp.com

Patrick J. Rusnak
Chief Financial Officer
916.783.2812
prusnak@humboldtbancorp.com

California Independent Bancorp
John Jelavich
President & Chief Executive Officer
530.674.6009
johnj@frsb.com